Exhibit 99.1

PAPA JOHNS ANNOUNCES 2022 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Global system-wide restaurant sales up 3%(a) for full year
Third straight year of positive North America comparable sales
System-wide units up 4.5%(b) for full year

Louisville, Kentucky (February 23, 2023) – Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced financial results for the fourth quarter and year ended December 25, 2022.

Fourth Quarter Highlights
•North America comparable sales were up 1% from a year ago and up 26% on a three-year stack; International comparable sales were down 3% from a year ago and up 20% on a three-year stack.
•117 net unit openings in the fourth quarter largely within international markets.
•Global system-wide restaurant sales were $1.20 billion, a 3%(a) increase over the prior year.
•Total revenues of $526 million were down $3 million, or less than 1%, from a record fourth quarter 2021. Revenues increased 3% excluding the impact of refranchising 90 restaurants in the first quarter of 2022.
•Diluted earnings per common share of $0.66, compared with $0.67 for 2021; adjusted diluted earnings per common share(c) of $0.71 compared with $0.75 a year ago.

Full Year Highlights
•North America comparable sales were up 1% from a year ago and up 30% on a three-year stack; International comparable sales were down 5% from a year ago and up 20% on a three-year stack.
•244 net unit openings(b) for the full year 2022 driven by continued international growth.
•Global system-wide restaurant sales were $4.84 billion, a 3%(a) increase over the prior year.
•Record total revenues of $2.10 billion were up $34 million, or 2%, from 2021.
•Diluted earnings per common share of $1.89 compared with $0.12 for 2021; adjusted diluted earnings per common share(c) of $2.94 compared with $3.51 a year ago.

“We had a strong finish to 2022, posting our third straight year of positive North America comparable sales,” said Rob Lynch, Papa Johns’ President and CEO. “Our performance demonstrates the resiliency of our brand, the agility of our teams and the strength of our business model despite the macro headwinds we faced. This past year, we continued to introduce impactful menu innovations, such as our Epic Pepperoni Stuffed Crust and New York Style pizzas, addressed the need of value-seeking consumers with Papa Pairings, continued to grow our Papa Rewards loyalty program and further expanded our footprint domestically and internationally.”

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(a) Excludes the impact of foreign currency and previously disclosed franchisee suspended restaurants.
(b) Excludes previously disclosed franchisee suspended restaurants.
(c) Represents a non-GAAP financial measure. See “Non-GAAP Measures” on pages 9-10 for a reconciliation to the most comparable US GAAP measure.

Exhibit 99.1
“Looking ahead to 2023, we will continue to grow on top of the solid foundation we have built over the past three years as we deliver on our strategic priorities and build the world’s best pizza company,” added Lynch. “Investments in product and digital innovation, combined with strong operational excellence, will continue to enhance the customer experience and contribute to healthy North America comparable sales and unit economics. Our differentiated brand positioning, winning product innovation and operational excellence will continue to deliver strong unit development and system-wide sales growth globally.”

Financial Highlights

	Three Months Ended			Year Ended
(In thousands, except per share amounts)	December 25, 2022	December 26, 2021	Increase (Decrease)	December 25, 2022	December 26, 2021	Increase (Decrease)
Total revenues	$526,234	$528,885	$(2,651)	$2,102,103	$2,068,421	$33,682
Operating income	$36,230	$38,165	$(1,935)	$109,030	$168,241	$(59,211)
Adjusted operating income (a)	$38,226	$41,895	$(3,669)	$157,462	$181,335	$(23,873)
Net income attributable to the Company	$23,514	$24,623	$(1,109)	$67,772	$120,016	$(52,244)
Diluted earnings per common share	$0.66	$0.67	$(0.01)	$1.89	$0.12	$1.77
Adjusted diluted earnings per common share (a)	$0.71	$0.75	$(0.04)	$2.94	$3.51	$(0.57)

Quarterly Results

Total revenues of $526.2 million in the fourth quarter of 2022 decreased $2.7 million, or 0.5%, compared with the fourth quarter of the prior year. Excluding the impact of refranchising 90 restaurants in the first quarter of 2022, total revenues increased $14.6 million, or 2.8%. The higher total revenue is primarily the result of a 7.9% increase in North America commissary sales tied to commodity inflation and a 1.1% increase in North America restaurants comparable sales, partially offset by lower international revenues.

For the fourth quarter of 2022, global system-wide restaurant sales were $1.20 billion, up 2.8% from a year ago (excluding the impact of foreign currency fluctuations and previously disclosed franchisee suspended restaurants). The increase reflects higher equivalent units from net restaurant openings primarily in international markets as well as the increase in comparable sales in North America.

Operating income of $36.2 million for the fourth quarter of 2022 decreased $1.9 million or 5.1% compared to the fourth quarter last year. Adjusted operating income(a) was $38.2 million, down $3.7 million or 8.8% from the prior year comparable period. The decreases in both operating income and adjusted operating income were attributable to higher commodity costs, wage inflation and increased depreciation and amortization costs linked to investments in digital innovation.

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(a) Represents a Non-GAAP financial measure. See “Non-GAAP Measures” on pages 9-10 for a reconciliation to the most comparable US GAAP measures.

Exhibit 99.1

Diluted earnings per common share was $0.66 for the fourth quarter of 2022, representing a decrease of $0.01 from the fourth quarter of 2021. Adjusted diluted earnings per common share(a) was $0.71, representing a decrease of $0.04 from the fourth quarter of 2021. Diluted earnings per common share and adjusted diluted earnings per common share for the fourth quarter of 2022 reflected lower tax expenses compared to the fourth quarter of 2021, which partially offset lower operating income (or adjusted operating income) and higher interest expense linked to borrowings during 2022 that were utilized largely to fund share repurchases.

Full Year Results

Total revenues of $2.10 billion for 2022 were 1.6% higher than 2021 total revenues of $2.07 billion. Excluding the impact of refranchising 90 restaurants in the first quarter of 2022, total revenues increased $86.9 million or 4.4% for the year. The growth was primarily due to a 14.2% increase in North America commissary revenues in addition to a 4.5% increase in system-wide units and positive comparable sales for the year. This growth was partially offset by lower international revenues.

Operating income of $109.0 million for 2022 decreased $59.2 million or 35.2% compared with the prior year, as inflation drove commodity prices and wages higher during 2022. 2022 results also include $12.1 million in refranchising and impairment losses and $15.0 million of legal settlement costs. Adjusted operating income(a) for 2022, which excludes the refranchising and impairment losses and legal settlement costs, was $157.5 million, down $23.9 million or 13.2% from the prior year comparable period.

Diluted earnings per common share was $1.89 for 2022 compared with $0.12 in 2021. The increase in diluted earnings per common share in 2022 primarily resulted from the effect of cash consideration paid for the redemption of preferred stock in the 2021 comparable period. Adjusted diluted earnings per common share was $2.94 for 2022 representing a decrease of $0.57 compared with 2021. The decrease in adjusted diluted earnings per common share was attributable to lower adjusted operating income combined with higher interest expense in 2022 linked to higher borrowings utilized for share repurchases.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the SEC for additional information concerning our operating results for the year ended December 25, 2022.

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(a) Represents a Non-GAAP financial measure. See “Non-GAAP Measures” on pages 9-10 for a reconciliation to the most comparable US GAAP measures.

Exhibit 99.1
Global Restaurant Sales Information

Global restaurant and comparable sales information for the fourth quarter and year ended December 25, 2022, compared with the fourth quarter and year ended December 26, 2021 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Year ended
Amounts below exclude the impact of foreign currency	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
Comparable sales growth (decline):
Domestic Company-owned restaurants	0.8%	10.2%	(1.0)%	11.3%
North America franchised restaurants	1.1%	11.3%	1.2%	12.0%
North America restaurants	1.1%	11.1%	0.7%	11.8%
International restaurants	(3.4)%	2.4%	(5.3)%	13.0%
Total comparable sales growth (decline)	0.0%	8.6%	(0.8)%	12.1%
System-wide restaurant sales growth:
Domestic Company-owned restaurants	2.9%	10.9%	1.3%	11.1%
North America franchised restaurants	2.5%	12.7%	2.5%	13.0%
North America restaurants	2.6%	12.3%	2.3%	12.6%
International restaurants (a)	3.5%	15.2%	4.8%	24.4%
Total global system-wide restaurant sales growth (a)	2.8%	13.1%	2.9%	15.4%

(a) The three and twelve months ended December 25, 2022 excludes the impact of franchisee suspended restaurants.

Exhibit 99.1

Global Restaurant Unit Data

As of December 25, 2022, there were 5,706 Papa Johns restaurants operating in 48 countries and territories, as follows:

Fourth Quarter	Domestic Company Owned	Franchised North America	Total North America	International(a)	System-wide
Beginning - September 25, 2022	522	2,836	3,358	2,231	5,589
Opened	—	28	28	117	145
Closed	—	(10)	(10)	(18)	(28)
Ending - December 25, 2022	522	2,854	3,376	2,330	5,706
Net unit growth	—	18	18	99	117

Full year	Domestic Company Owned		Franchised North America	Total North America		International(a)	System-wide
Beginning - December 26, 2021	600		2,739	3,339		2,311	5,650
Opened	10		76	86		292	378
Closed	—		(49)	(49)		(85)	(134)
Sold	—		(2)	(2)		—	(2)
Acquired	2		—	2		—	2
Refranchised	(90)		90	—		—	—
Suspended (a)	—		—	—		(188)	(188)
Ending - December 25, 2022	522	—	2,854	3,376	—	2,330	5,706
Net unit growth/(decline) (a)	(78)		115	37		207	244

(a) As previously disclosed, the Company has suspended corporate support for all franchised restaurants located in Russia. These suspended restaurants are excluded from net unit growth calculations.

Exhibit 99.1

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment and dividends paid to preferred shareholders, was $39.4 million for the year ended December 25, 2022, compared with $109.7 million in the prior year period. The year over year change primarily reflects lower cash flow from operating activities as a result of overall business performance and lower accrued expenses, as well as increases in purchases of property and equipment.

	Year Ended
(in thousands)	December 25, 2022	December 26, 2021
Net cash provided by operating activities	$117,808	$184,675
Purchases of property and equipment	(78,391)	(68,559)
Dividends paid to preferred shareholders (a)	—	(6,394)
Free cash flow	$39,417	$109,722

(a) Excludes cash consideration paid for the repurchase and conversion of the Company’s former Series B Convertible Preferred Stock (“Series B Preferred Stock”) in 2021.

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend and Share Repurchases

The Company paid cash dividends of $14.8 million ($0.42 per common share) in the fourth quarter of 2022. On January 26, 2023, our Board of Directors declared a first quarter 2023 dividend of $0.42 per common share. The dividend was paid on February 17, 2023 to stockholders of record as of the close of business on February 6, 2023.

During the fourth quarter of 2022, the Company repurchased 361,000 shares of common stock for $30.0 million pursuant to its share repurchase program. For the year ended December 25, 2022, the Company repurchased 1,343,000 shares of common stock for $125.0 million. As of December 25, 2022, the Company had $299.8 million remaining available for repurchase under its outstanding share repurchase authorization.

Conference Call

Papa Johns will host a call with analysts today, February 23, 2023, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

Exhibit 99.1
About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,700 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.PapaJohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the current economic environment, the continuing impact of the coronavirus pandemic, commodity and labor costs, currency fluctuations, profit margins, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, labor shortages and price increases, inflation, royalty relief, franchisee support, the effectiveness of our menu innovations and other business initiatives, investments in product and digital innovation, marketing efforts, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in the U.S. and international markets, including the United Kingdom; labor shortages at Company and/or franchised stores and our quality control centers; increases in labor costs, commodity costs or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new store openings, both domestically and internationally, or lower net unit development targets due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the global economy and our business related to the conflict in Ukraine and other international conflicts; and continuing risks related to outbreak of COVID-19 and other health crises. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the

Exhibit 99.1
fiscal year ended December 25, 2022. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the company, please visit www.papajohns.com.

Contacts:

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales excludes sales of restaurants that were not open during both the current and prior fiscal periods and franchisees for which we suspended corporate support. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in total system restaurant sales year-over-year. Global system-wide restaurant sales and global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

“Equivalent units” represents the number of restaurants open at the beginning of a given period, adjusted for restaurants opened, closed, acquired or sold during the period on a weighted average basis.

We believe North America, International and global restaurant and comparable sales growth and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Exhibit 99.1
Non-GAAP Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board of Directors utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share are operating income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table below reconciles our GAAP financial results to our non-GAAP financial measures.

	Three months ended		Year Ended
(In thousands, except per share amounts)	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021

Operating income	$36,230	$38,165	$109,030	$168,241
Refranchising and impairment losses (a)	—	—	26,702	—
Legal settlements (b)	—	—	15,000	—
Costs associated with the termination of significant franchisees (c)	1,996	—	5,223	—
Strategic corporate reorganization costs (d)	—	3,730	—	13,094
Other costs (e)	—	—	1,507	—
Adjusted operating income	$38,226	$41,895	$157,462	$181,335

Net income attributable to common shareholders	$23,373	$24,389	$67,362	$4,073
Refranchising and impairment losses (a)	—	—	26,702	—
Legal settlements (b)	—	—	15,000	—
Costs associated with the termination of significant franchisees (c)	1,996	—	5,223	—
Strategic corporate reorganization costs (d)	—	3,730	—	13,094
Other costs (e)	—	—	1,507	—
Repurchase and conversion of Series B Preferred Stock (f)	—	—	—	109,852
Tax effect of adjustments (g)	(449)	(839)	(10,897)	(2,946)
Adjusted net income attributable to common shareholders (h)	$24,920	$27,280	$104,897	$124,073

Diluted earnings per common share	$0.66	$0.67	$1.89	$0.12
Refranchising and impairment losses (a)	—	—	0.75	—
Legal settlements (b)	—	—	0.42	—
Costs associated with the termination of significant franchisees (c)	0.07	—	0.15	—
Strategic corporate reorganization costs (d)	—	0.10	—	0.37
Other costs (e)	—	—	0.04	—
Repurchase and conversion of Series B Preferred Stock (f)	—	—	—	3.10
Tax effect of adjustments (g)	(0.02)	(0.02)	(0.31)	(0.08)
Adjusted diluted earnings per common share (h)	$0.71	$0.75	$2.94	$3.51

See footnotes on following page

Exhibit 99.1
Footnotes to Non-GAAP Financial Measures

(a) Refranchising and impairments losses consisted of the following pre-tax adjustments:

Year Ended
(In thousands)	December 25, 2022
Refranchising impairment loss (1)	$8,412
Ukraine-related charge (2)	17,385
UK lease impairment (3)	905
Total adjustment	$26,702
(1) Represents a one-time, non-cash charge of $8.4 million ($0.24 loss per diluted share for the year ended December 25, 2022) recorded in the first quarter of 2022 associated with the refranchising of the Company’s controlling interest in a 90-restaurant joint venture, recorded as Refranchising and impairment loss;
(2) Represents a one-time non-cash charge of $17.4 million ($0.49 loss per diluted share for the year ended December 25, 2022) recorded in the first quarter of 2022 related to the reserve of certain loans and impairment of reacquired franchised rights related to the conflict in Ukraine and subsequent international government actions and sanctions, which were recorded as Refranchising and impairment loss of $2.8 million and General and administrative expenses of $14.6 million;
(3) An impairment charge of $0.9 million on the right-of-use assets on leases recorded in the third quarter of 2022 associated with the termination of a significant franchisee in the UK, which was recorded in Refranchising and impairment loss.
(b) Represents an accrual of certain legal settlements, recorded in General and administrative expenses.

(c) Represents costs associated with the termination of significant franchisees in the UK, including costs related to the reserve of certain accounts and notes receivable.

(d) Represents strategic corporate reorganization costs associated with our new corporate office in Atlanta, Georgia.

(e) Represents advisory fees and severance costs associated with the transition of certain executives.

(f) Represents the one-time charge related to the repurchase and conversion of all shares of Series B Preferred Stock and includes related professional fees incurred as part of the transaction.

(g) The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rate of 22.5% for the three months and years ended December 25, 2022 and December 26, 2021.

(h) Amounts shown exclude the impact of allocation of undistributed earnings to participating securities.

Exhibit 99.1
Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	December 25, 2022	December 26, 2021

Assets
Current assets:
Cash and cash equivalents	$47,373	$70,610
Accounts receivable (less allowance for credit losses of $6,718 in 2022 and $2,364 in 2021)	102,533	81,370
Notes receivable, current portion	6,848	12,352
Income tax receivable	8,780	9,386
Inventories	41,382	34,981
Prepaid expenses and other current assets	44,123	46,310
Total current assets	251,039	255,009
Property and equipment, net	249,793	223,856
Finance lease right-of-use assets, net	24,941	20,907
Operating lease right-of-use assets	172,425	176,256
Notes receivable, less current portion (less allowance for credit losses of $14,499 in 2022 and $1,500 in 2021)	21,248	35,504
Goodwill	70,616	80,632
Deferred income taxes	1,920	5,156
Other assets	72,245	88,384
Total assets	$864,227	$885,704

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$62,316	$28,092
Income and other taxes payable	8,766	19,996
Accrued expenses and other current liabilities	142,535	190,116
Current deferred revenue	21,272	21,700
Current finance lease liabilities	6,850	4,977
Current operating lease liabilities	23,418	22,543
Total current liabilities	265,157	287,424
Deferred revenue	23,204	13,846
Long-term finance lease liabilities	19,022	16,580
Long-term operating lease liabilities	160,905	160,672
Long-term debt, net	597,069	480,730
Deferred income taxes	—	258
Other long-term liabilities	68,317	93,154
Total liabilities	1,133,674	1,052,664

Redeemable noncontrolling interests	1,217	5,498

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,138 at December 25, 2022 and 49,002 at December 26, 2021)	491	490
Additional paid-in capital	449,829	445,126
Accumulated other comprehensive loss	(10,135)	(9,971)
Retained earnings	195,856	183,157
Treasury stock (14,402 shares at December 25, 2022 and 13,205 shares at December 26, 2021, at cost)	(922,434)	(806,472)
Total stockholders’ deficit	(286,393)	(187,670)
Noncontrolling interests in subsidiaries	15,729	15,212
Total Stockholders’ deficit	(270,664)	(172,458)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$864,227	$885,704

Exhibit 99.1
Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Year ended
(In thousands, except per share amounts)	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
	(Unaudited)	(Unaudited)
Revenues:
Domestic Company-owned restaurant sales	$172,163	$193,381	$708,389	$778,323
North America franchise royalties and fees	34,502	32,187	137,399	129,310
North America commissary revenues	224,457	200,562	869,634	761,305
International revenues	32,593	40,142	129,903	150,771
Other revenues	62,519	62,613	256,778	248,712
Total revenues	526,234	528,885	2,102,103	2,068,421
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	143,321	156,213	585,307	621,871
North America commissary expenses	206,757	185,312	811,446	703,622
International expenses	18,655	24,495	76,001	87,286
Other expenses	58,358	58,228	238,810	226,320
General and administrative expenses	48,893	54,486	217,412	212,265
Depreciation and amortization	14,020	11,986	52,032	48,816
Total costs and expenses	490,004	490,720	1,981,008	1,900,180
Refranchising and impairment loss	—	—	(12,065)	—
Operating income	36,230	38,165	109,030	168,241
Net interest expense	(7,294)	(6,018)	(25,261)	(17,293)
Income before income taxes	28,936	32,147	83,769	150,948
Income tax expense	5,208	6,606	14,420	25,993
Net income before attribution to noncontrolling interests	23,728	25,541	69,349	124,955
Net income attributable to noncontrolling interests	(214)	(918)	(1,577)	(4,939)
Net income attributable to the Company	$23,514	$24,623	$67,772	$120,016

Calculation of net income for earnings per share:
Net income attributable to the Company	$23,514	$24,623	$67,772	$120,016
Dividends on redemption of Series B Convertible Preferred Stock	—	—	—	(109,852)
Dividends paid to participating securities	(78)	(127)	(306)	(6,091)
Net income attributable to participating securities	(63)	(107)	(104)	—
Net income attributable to common shareholders	$23,373	$24,389	$67,362	$4,073

Basic earnings per common share	$0.66	$0.67	$1.90	$0.12
Diluted earnings per common share	$0.66	$0.67	$1.89	$0.12

Basic weighted average common shares outstanding	35,167	36,171	35,497	35,007
Diluted weighted average common shares outstanding	35,336	36,513	35,717	35,337

Dividends declared per common share	$0.42	$0.35	$1.54	$1.15

Exhibit 99.1
Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year ended
(In thousands)	December 25, 2022	December 26, 2021
Operating activities
Net income before attribution to noncontrolling interests	$69,349	$124,955
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for allowance for credit losses on accounts and notes receivable	20,539	(852)
Depreciation and amortization	52,032	48,816
Refranchising and impairment loss	12,065	—
Deferred income taxes	2,798	3,753
Stock-based compensation expense	18,388	16,919
Other	1,056	581
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(29,167)	4,023
Income tax receivable	586	(8,113)
Inventories	(7,496)	(4,708)
Prepaid expenses and other current assets	5,587	2,866
Other assets and liabilities	(13,458)	(20,077)
Accounts payable	(8,350)	(9,278)
Income and other taxes payable	(10,710)	9,733
Accrued expenses and other current liabilities	4,846	15,875
Deferred revenue	(257)	182
Net cash provided by operating activities	117,808	184,675
Investing activities
Purchases of property and equipment	(78,391)	(68,559)
Notes issued	(9,296)	(16,132)
Repayments of notes issued	13,045	18,555
Acquisitions, net of cash acquired	(1,219)	(699)
Proceeds from refranchising, net of cash transferred	13,588	—
Other	(520)	3,323
Net cash used in investing activities	(62,793)	(63,512)
Financing activities
Proceeds from issuance of senior notes	—	400,000
Net proceeds of revolving credit facilities	115,000	80,000
Debt issuance costs	—	(9,179)
Proceeds from exercise of stock options	4,036	11,969
Repurchase of Series B Convertible Preferred Stock	—	(188,647)
Acquisition of Company common stock	(125,000)	(72,499)
Dividends paid to common stockholders	(54,767)	(40,356)
Dividends paid to preferred stockholders	—	(6,394)
Tax payments for equity award issuances	(9,546)	(5,847)
Distributions to noncontrolling interests	(1,211)	(5,942)
Repayments of term loan	—	(340,000)
Other	(4,752)	(3,631)
Net cash used in financing activities	(76,240)	(180,526)
Effect of exchange rate changes on cash and cash equivalents	(2,012)	(231)
Change in cash and cash equivalents	(23,237)	(59,594)
Cash and cash equivalents at beginning of period	70,610	130,204
Cash and cash equivalents at end of period	$47,373	$70,610